Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR RELATIONS CONTACT:
Tara Y. Harrison (434) 817-8587

VIRGINIA NATIONAL BANKSHARES CORPORATION

ANNOUNCES FULL YEAR AND FOURTH QUARTER FINANCIAL RESULTS

Charlottesville, VA –January 28, 2020 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported net income of $6.7 million, or $2.491 per diluted share, for the year ended December 31, 2019, which is a 21% decrease compared to net income of $8.5 million, or $3.151 per diluted share recognized for the year ended December 31, 2018.  Fourth quarter 2019 net income was $1.4 million, or $0.531 per diluted share, a $251 thousand or 15% decrease compared to net income of $1.7 million, or $0.631 per diluted share, recognized during the fourth quarter of 2018.

“We took steps in 2019 that will position the Company to prosper in the future,” said Glenn W. Rust, President and Chief Executive Officer.  “We have entered into three new markets, hired nine additional bankers to enhance and support our commercial lending team, and intentionally allowed some lower quality credits to exit the Bank.  We are actively managing our student loan portfolio and received payment in the fourth quarter for student loans that were previously classified as non-accrual when the surety company insuring those loans was placed in liquidation.  The liquidator anticipates making some distributions related to unearned premiums and plans to communicate the amount in the first half of 2020.  Many of the expenses incurred in 2019 to complete the reorganization of our wealth management lines of business were non-recurring costs.  Masonry Capital Management accomplished much in 2019, but perhaps the most important achievement was its acceptance on the separately managed account platform of one of the largest custodians in the U.S. This launched a large market opportunity as any registered investment advisor using that custodian’s platform can now allocate money to Masonry’s All Cap Select product on behalf of their clients. While some of our 2019 financial statement metrics do not compare favorably to the prior year, we believe that the actions we took during the year were necessary to succeed in 2020.”

2019 Full-Year and Select Balance Sheet Financial Highlights

•	Gross loans outstanding at December 31, 2019 totaled $539.5 million, an increase of $2.3 million, or 0.4%, over the 2018 year-end balance.
•	The period-end allowance for loan losses as a percentage of total loans decreased to 0.78% at the end of December 2019, compared to 0.91% at the end of December 2018.
•

The balance of loans in non-accrual status decreased from $615 thousand at year-end 2018 to $299 thousand as of December 31, 2019, due largely to the receipt of an anticipated payout of $320 thousand from the liquidator for the surety company that formerly insured the student loans.

•

Loans 90 days or more past due and still accruing interest amounted to $771 thousand as of December 31, 2019, compared to $199 thousand as of September 30, 2019 and $895 thousand as of December 31, 2018.  The December balances included a government guaranteed loan of approximately $548 thousand.

•	A provision for loan losses of $1.4 million was recognized during 2019, compared to $1.9 million recognized in 2018, a 26.6% decline.
•	Return on average assets (ROAA) for 2019 was 1.02% compared to 1.33% realized in the prior year.
•	The efficiency ratio on a fully tax equivalent basis (FTE) was 64.9% for 2019, compared to 56.2% in the prior year.

[1]	Common share data for all periods presented has been adjusted to reflect the 5% stock dividend paid in the third quarter of 2019.

2019 Full-Year and Select Balance Sheet Financial Highlights, continued

•	2019 net interest income decreased $972 thousand, or 4.3%, over the amount recognized in 2018.
•	Net interest margin (FTE) declined 23 basis points to 3.57% compared to 3.80% for 2018.
•	The loan-to-deposit ratio was 86.9% at December 31, 2019, compared to 93.8% at December 31, 2018.
•

Tangible book value per share as of December 31, 2019, which reflects the 5% stock dividend effective July 2019, was $27.98.  This compares to $27.48 as of December 31, 2018, which was prior to, and therefore not adjusted for, the 2019 5% stock dividend.

•

The cost of funds of 74 basis points incurred in 2019 increased 25 basis points from 49 basis points for 2018, due to increased rates on deposit accounts.  Low-cost deposits, which include noninterest checking accounts and interest-bearing checking, savings, and money market accounts, remained in excess of 81% of total deposits at the end of 2019 and 2018.

•

Noninterest income for 2019 increased $21 thousand, or 0.4%, compared to 2018, primarily due to the increase in bank-owned life insurance earnings as a result of a death benefit received following the death of a former employee, offset by a decline in royalty income in the first quarter, due predominantly to the condition of the stock market as of 2018 calendar year-end.

•

Noninterest expense for 2019 increased $1.9 million, or 11.7%, compared to 2018. Salaries and employee benefits increased $1.2 million, or 15.1%, as a result of the addition of experienced personnel in the Richmond and Roanoke markets and to the cyber security and network team, as well as increased stock grant expense for executive management. Settlement of claims amounted to $460 thousand in 2019 in connection with the final settlement of pending and threatened legal proceedings.  Data processing expense increased $230 thousand, or 21.1%, over the prior year, due to the implementation of software to enhance our lending operations and to assist in the adoption of the current expected credit losses model.

•

Whereas pre-tax income declined 22.0%, or $2.3 million, from 2018 to 2019, the provision for income taxes decreased 26.2%, or $542 thousand, due primarily to increased bank-owned life insurance earnings, as noted above, which was not subject to tax.

•	Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks.

Fourth Quarter 2019 Select Financial Highlights

•	A provision for loan losses of $875 thousand was recognized in the fourth quarter of 2019, compared to $983 thousand recognized in the fourth quarter of 2018.
•	Net interest income for the fourth quarter of 2019 decreased $296 thousand, or 5.2%, compared to the same period in 2018.
•	The cost of funds of 76 basis points for the fourth quarter of 2019 increased 18 basis points from 58 basis points for the fourth quarter of 2018, due to increased rates on deposit accounts.
•	Noninterest income for the fourth quarter increased $226 thousand, or 18.2%, compared to the fourth quarter of 2018, primarily due to higher wealth management performance fees in the current year.
•

Noninterest expense for the fourth quarter increased $346 thousand, or 8.9%, compared to the fourth quarter of 2018, primarily  as a result of the addition of experienced personnel in the Richmond and Roanoke markets and to the cyber security and network team, as well as increased stock grant expense for executive management.

•

The provision for income taxes recognized in the fourth quarter of 2019 decreased $57 thousand, or 13.9%, compared to the fourth quarter of 2018, due primarily to the decline in pre-tax net income, which decreased 14.7% over the same quarter in the prior year.

•	Cash dividends of $808 thousand were declared during the fourth quarter of 2019, while the remaining net income of $623 thousand, or 43.5%, was retained.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).  The Bank has four banking offices in Charlottesville and one in Winchester, and offers loan, deposit and treasury management services in Harrisonburg, Mechanicsville, Richmond and Roanoke, Virginia.  The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services. The Bank offers investment advisory services under the name of Sturman Wealth Advisors.  Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.”  Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements as defined in the Securities Exchange Act of 1934.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events.  While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed.  The Company’s past results are not necessarily indicative of future performance.  Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in: national and local economies, employment or market conditions; interest rates, deposits, loan demand, and asset quality; competition; financial services or tax laws and regulations; accounting principles or guidelines; and performance of assets under management.  These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation.  The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2018 with the Securities and Exchange Commission on March 15, 2019.  Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	December 31, 2019	December 31, 2018 *
	(Unaudited)
ASSETS
Cash and due from banks	$14,908	$11,741
Federal funds sold	4,177	7,133
Securities:
Available for sale, at fair value	114,041	61,392
Restricted securities, at cost	1,684	1,683
Total securities	115,725	63,075
Loans	539,533	537,190
Allowance for loan losses	(4,209)	(4,891)
Loans, net	535,324	532,299
Premises and equipment, net	6,145	7,042
Bank owned life insurance	16,412	16,790
Goodwill	372	372
Other intangible assets, net	408	477
Accrued interest receivable and other assets	9,808	5,871
Total assets	$703,279	$644,800
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$166,975	$185,819
Interest-bearing	122,994	106,884
Money market and savings deposit accounts	221,964	171,299
Certificates of deposit and other time deposits	109,278	108,531
Total deposits	621,211	572,533
Accrued interest payable and other liabilities	5,961	1,525
Total liabilities	627,172	574,058
Commitments and contingent liabilities
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000 shares authorized, no shares outstanding	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized; 2,692,005 (including 4,000 nonvested shares) and 2,543,452 issued and outstanding at December 31, 2019 and December 31, 2018, respectively	6,720	6,359
Capital surplus	32,195	27,013
Retained earnings	37,235	38,647
Accumulated other comprehensive loss	(43)	(1,277)
Total shareholders' equity	76,107	70,742
Total liabilities and shareholders' equity	$703,279	$644,800

*	Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(Unaudited)

	For the three months ended		For the twelve months ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest and dividend income:
Loans, including fees	$5,957	$6,070	$24,180	$23,919
Federal funds sold	192	89	459	209
Investment securities:
Taxable	369	259	1,158	1,073
Tax exempt	69	83	290	340
Dividends	24	42	110	145
Total interest and dividend income	6,611	6,543	26,197	25,686

Interest expense:
Demand and savings deposits	663	361	2,038	1,134
Certificates and other time deposits	527	443	2,146	1,258
Repurchase agreements and other borrowings	-	22	89	398
Total interest expense	1,190	826	4,273	2,790
Net interest income	5,421	5,717	21,924	22,896
Provision for loan losses	875	983	1,375	1,873
Net interest income after provision for loan losses	4,546	4,734	20,549	21,023

Noninterest income:
Wealth management income	572	415	1,698	1,665
Advisory and brokerage income	154	139	605	565
Royalty income	4	16	17	585
Deposit account fees	201	216	766	909
Debit/credit card and ATM fees	186	180	723	747
Earnings/increase in value of bank owned life insurance	111	113	798	446
Fees on mortgage sales	60	38	189	193
Gains on sales of securities	3	-	74	-
Losses on sales of other assets	-	-	-	(33)
Other	174	122	681	453
Total noninterest income	1,465	1,239	5,551	5,530

Noninterest expense:
Salaries and employee benefits	2,449	2,014	9,249	8,036
Net occupancy	451	448	1,824	1,835
Equipment	114	126	430	500
Data processing	331	288	1,318	1,088
Settlement of claims	-	-	460	-
Other	882	1,005	4,603	4,555
Total noninterest expense	4,227	3,881	17,884	16,014

Income before income taxes	1,784	2,092	8,216	10,539
Provision for income taxes	353	410	1,527	2,069
Net income	$1,431	$1,682	$6,689	$8,470
Net income per common share, basic *	$0.53	$0.63	$2.49	$3.18
Net income per common share, diluted *	$0.53	$0.63	$2.49	$3.15
Weighted average common shares outstanding, basic *	2,692,005	2,670,625	2,686,866	2,666,902
Weighted average common shares outstanding, diluted *	2,693,437	2,682,270	2,689,977	2,685,879

*	Shares and per share data have been retroactively adjusted to reflect a 5% stock dividend effective July 5, 2019.

VIRGINIA NATIONAL BANKSHARES CORPORATION

Financial Highlights

(dollars in thousands, except per share data)

(Unaudited)

	At or For the Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Common Share Data:
Net income per weighted average share, basic [1]	$0.53	$0.71	$0.79	$0.46	$0.63
Net income per weighted average share, diluted [1]	$0.53	$0.71	$0.79	$0.46	$0.63
Weighted average shares outstanding, basic [1]	2,692,005	2,689,092	2,688,005	2,678,184	2,670,625
Weighted average shares outstanding, diluted [1]	2,693,437	2,690,142	2,688,965	2,687,098	2,682,270
Actual shares outstanding	2,692,005	2,692,005	2,560,138	2,560,138	2,543,452
Tangible book value per share at period end	$27.98	$27.77	$28.72	$28.00	$27.48

Key Ratios:
Return on average assets[2]	0.81%	1.15%	1.33%	0.80%	1.05%
Return on average equity[2]	7.43%	9.96%	11.53%	7.03%	9.52%
Net interest margin (FTE)[3]	3.31%	3.54%	3.67%	3.78%	3.78%
Efficiency ratio (FTE)[4]	61.22%	66.90%	65.24%	66.35%	55.62%
Loan-to-deposit ratio	86.85%	90.10%	94.26%	94.82%	93.83%

Net Interest Income:
Net interest income	$5,421	$5,474	$5,461	$5,568	$5,717
Net interest income (FTE)[3,4]	$5,440	$5,491	$5,481	$5,589	$5,739

Capital Ratios:
Tier 1 leverage ratio	10.81%	11.42%	11.51%	11.37%	11.03%
Total risk-based capital ratio	15.08%	15.55%	15.68%	15.12%	14.38%

Assets and Asset Quality:
Average Earning Assets	$653,195	$616,306	$599,836	$599,776	$602,188
Average Gross Loans	$526,249	$516,637	$524,424	$533,358	$523,157
Allowance for loan losses:
Beginning of period	$3,983	$4,817	$4,905	$4,891	$4,678
Provision for (recovery of) loan losses	875	(120)	(64)	684	983
Charge-offs	(689)	(747)	(114)	(709)	(781)
Recoveries	40	33	90	39	11
Net (charge-offs) recoveries	(649)	(714)	(24)	(670)	(770)
End of period	$4,209	$3,983	$4,817	$4,905	$4,891

Non-accrual loans	$299	$337	$390	$552	$615
Loans 90 days or more past due and still accruing	771	199	617	629	895
OREO	-	-	-	-	-
Total nonperforming assets (NPA)	$1,070	$536	$1,007	$1,181	$1,510

NPA as a % of total assets	0.15%	0.08%	0.16%	0.19%	0.23%
NPA as a % of total loans plus OREO	0.20%	0.10%	0.19%	0.22%	0.28%
Allowance for loan losses to total loans	0.78%	0.76%	0.92%	0.93%	0.91%
Non-accruing loans to total loans	0.06%	0.06%	0.07%	0.10%	0.11%
Net charge-offs to average loans[2]	-0.49%	-0.55%	-0.02%	-0.50%	-0.59%

[1]	Share and per share data have been retroactively adjusted to reflect a 5% stock dividend effective July 5, 2019.
[2]	Ratio is computed on an annualized basis.
[3]	The net interest margin and net interest income are reported on a fully tax equivalent basis (FTE), using a Federal income tax rate of 21%.
[4]

The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of fully tax equivalent (FTE) net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP.  Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.